UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

September 14, 2020
Date of report (Date of earliest event reported)

Surmodics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-23837	41-1356149
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9924 West 74th Street Eden Prairie, Minnesota	55344
(Address of Principal Executive Offices)	(Zip Code)

(952) 500-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐ Pre‑commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐ Pre‑commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.05 par value	SRDX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Definitive Material Agreement.

On September 14, 2020, Surmodics, Inc. (the "Company") entered into a secured revolving credit facility pursuant to a Loan and Security Agreement (the "Loan Agreement") with Bridgewater Bank (the "Bank"). The Loan Agreement provides for availability under a secured revolving line of credit of up to $25 million (the "Loan").  Availability under the Loan is subject to a borrowing base that equals 80% of the margin value of securities collateral that has been pledged to the Bank.  The Loan will initially mature on September 14, 2021, but the maturity date may be extended by the Company for up to two extension periods of twelve months subject to certain conditions set forth in the Loan Agreement.  The Company's obligations under the Loan Agreement are secured by substantially all of its and its material subsidiaries' assets, other than intellectual property, real estate and foreign assets, including equity in foreign subsidiaries. The Company has also pledged the stock of certain of its subsidiaries to secure such obligations.

Interest under the Loan Agreement accrues at a rate per annum equal to the greater of (i) 3.25% per annum and (ii) the 90-day interest rate yield for U.S. Government Treasury Securities plus 2.75% per annum. A facility fee is payable on unused commitments at a rate of 0.075% quarterly.

The Loan Agreement contains affirmative and negative covenants customary for a transaction of this type which, among other things, require the Company to meet certain financial tests, including (i) minimum liquidity of not less than (A) $20 million beginning with the fiscal quarter ending on September 30, 2020 and continuing through the fiscal quarter ending on September 30, 2021 and (B) $15 million beginning with the fiscal quarter ending on December 31, 2021 and continuing through the fiscal quarter on September 30, 2023, (ii) minimum current ratio of not less than 2.50 to 1.00, (iii) minimum adjusted EBITDA, determined as of the last day of each fiscal quarter for the four-quarter period then ending, of not less than $4 million at any time (subject to an exception if the Company fails to achieve this level for one quarter, but achieves the minimum EBITDA covenant for the next quarter) and (iv) minimum tangible net worth of not less than $20 million. The Loan Agreement also contains covenants which, among other things, limit the Company's ability to incur additional debt, make certain investments, create or permit certain liens, create or permit restrictions on the ability of subsidiaries to pay dividends or make other distributions, consolidate or merge and engage in other activities customarily restricted in such agreements, in each case subject to exceptions permitted by the Loan Agreement. The Loan Agreement also contains customary events of default, the occurrence of which would permit the Bank to terminate its commitment and accelerate the loans.

The Bank may perform commercial banking and financial services for the Company and its subsidiaries for which it will receive customary fees.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to such document, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1
Loan and Security Agreement dated as of September 14, 2020 by and among Surmodics, Inc., Surmodics Shared Services, LLC, Surmodics Coatings, LLC, Surmodics Coatings Mfg, LLC, Surmodics IVD, Inc., NorMedix, Inc., Surmodics MD Operations, LLC and Bridgewater Bank.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURMODICS, INC.

Date: September 15, 2020	/s/ Gordon S. Weber
Gordon S. Weber
Senior Vice President of Legal, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description
10.1
Loan and Security Agreement dated as of September 14, 2020 by and among Surmodics, Inc., Surmodics Shared Services, LLC, Surmodics Coatings, LLC, Surmodics Coatings Mfg, LLC, Surmodics IVD, Inc., NorMedix, Inc., Surmodics MD Operations, LLC and Bridgewater Bank

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)